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                                                                     Exhibit 3.1

                            CERTIFICATE OF AMENDMENT

     The following resolution was approved by the Board of Directors of SpeedFam International, Inc., an Illinois corporation (the "Company"), on November 19, 1998, and approved by the shareholders of the Company on April 6, 1999:

          RESOLVED, THAT: the amendment to the articles of incorporation of SpeedFam International, Inc., which would amend article one to read:
          "the name of the corporation is SPEEDFAM-IPEC, Inc." be approved.

     The Certificate of Amendment effecting such amendment was filed with the Illinois Secretary of State on April 6, 1999.

                                        /s/ Frank S. Currie
                                        -------------------------------------
                                        Frank S. Currie
                                        Secretary
                                        SpeedFam-IPEC, Inc.